EXHIBIT 99.1


          FOR IMMEDIATE RELEASE              Contact:  J.F. Sand, Jr.
          4-2-97                                       (860) 583-7070


              BARNES GROUP STOCKHOLDERS APPROVE AMENDMENT ALLOWING
           3-FOR-1 STOCK SPLIT, ELECT NEW DIRECTOR AT ANNUAL MEETING;
                  EARNINGS MOMENTUM CONTINUING IN FIRST QUARTER

               BRISTOL, CT, April 2 - Stockholders of Barnes Group Inc. today approved an amendment to the company's Restated Certificate of Incorporation allowing a 3-for-1 stock split which had been approved by the Board of Directors on February 21. They also approved the election of Frank E. Grzelecki, president and CEO of Handy & Harman, as a director, at Barnes Group's annual meeting in Hartford, CT.

               The amendment to the company's charter increases the authorized number of Barnes Group common shares to 60 million from the presently authorized 20 million and reduces the par value of common and preferred stock from $1.00 per share to $0.01 per share.

               The stock dividend will be paid to stockholders of record at the close of business tomorrow (April 3, 1997), and is payable on April 25, 1997. Stockholders will receive two new shares of Barnes Group common stock for each share of Barnes Group common stock owned as of the record date.

               In his remarks to stockholders, Theodore E. Martin, president and chief executive officer of Barnes Group, said the stock split signals that the company is doing well and that management has confidence in Barnes Group's future earnings. "From the looks of the first quarter, we're off to another good start," Martin said, "and we expect 1997 to be another record year for the company. Our goal is to be a top-tier performer for the long term." Barnes Group turned in record earnings performances in the past two years, and has registered three straight years of strong profit growth.

               Mr. Grzelecki was elected to the board for a one-year term to fill the vacancy created by the retirement of Juan
          M. Steta, who had served since 1974. Mr. Steta is counsel to the law firm of Santamarina y Steta in Mexico City. K. Grahame Walker, chairman and CEO of the Dexter Corporation, whose board term expired at the annual meeting, chose not to stand for reelection.

               Stockholders also elected three sitting directors to three-year terms expiring in 2000. They are: Thomas O. Barnes, chairman of the board and senior vice president of administration, Barnes Group; Gary G. Benanav, chief executive officer, Aeris Ventures, L.L.C., Farmington, CT, and Marcel P. Joseph, former chairman of the board and CEO of Augat Inc. in Mansfield, MA. Stockholders also ratified the selection of Price Waterhouse LLP as the company's independent accountants for 1997.

               Barnes Group Inc. (NYSE:B) is a diversified international company based in Bristol, CT. It is a leading manufacturer of precision springs and complex metal components for industrial, transportation and aerospace markets, and a major distributor of repair and replacement products to the maintenance, repair and operating supplies
          (MRO) market.



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